EXHIBIT 99.1

Harvard Bioscience, Inc. Adopts Shareholder Rights Plan

HOLLISTON, Massachusetts – (BUSINESS WIRE) – February 6, 2008 – Harvard Bioscience, Inc. (NASDAQ: HBIO) announced today that its Board of Directors has adopted a Shareholder Rights Plan. Chane Graziano, Harvard Bioscience, Inc.’s Chief Executive Officer, stated, “The Board believes that a Shareholders Rights Plan enhances its ability to protect shareholder interests and ensures that shareholders receive fair treatment in the event any coercive takeover attempt. The Plan is intended to provide the Board with sufficient time to consider any and all alternatives to such an action. The Board believes it is protecting the interests of all of its shareholders.”

In connection with the adoption of the Shareholder Rights Plan, the Board of Directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of Harvard Bioscience, Inc.’s common stock to shareholders of record as of the close of business on February 5, 2008. Initially, these rights will not be exercisable and will trade with the shares of Harvard Bioscience, Inc.’s common stock. Under the Shareholder Rights Plan, the rights generally will become exercisable if a person becomes an “acquiring person” by acquiring 20% or more of the common stock of Harvard Bioscience, Inc. or if a person commences a tender offer that could result in that person owning 20% or more of the common stock of Harvard Bioscience, Inc. If a person becomes an “acquiring person,” each holder of a right (other than the acquiring person) would be entitled to purchase, at the then-current exercise price, such number of shares of preferred stock which are equivalent to shares of Harvard Bioscience, Inc.’s common stock having a value of twice the exercise price of the right. If Harvard Bioscience, Inc. is acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company’s common stock having a value of twice the exercise price of the right.

About Harvard Bioscience, Inc.

Harvard Bioscience (HBIO) is a global developer, manufacturer, and marketer of a broad range of specialized products, primarily scientific instruments and apparatus, used to advance life science research at pharmaceutical and biotechnology companies, universities and government laboratories worldwide. HBIO sells its products to thousands of researchers in over 100 countries through its 1,100 page catalog (and various other specialty catalogs), its website and through its distributors, including GE Healthcare, Thermo Fisher and VWR. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany, Spain, and Austria with additional facilities in France and Canada.

CONTACT:

Harvard Bioscience, Inc.

David Green

508-893-8999

President

dgreen@harvardbioscience.com

Fax: 508-429-8478

or

Chane Graziano

CEO

cgraziano@harvardbioscience.com

or

Bryce Chicoyne

CFO

bchicoyne@harvardbioscience.com

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